As filed with the Securities and Exchange Commission on May 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MERCURITY FINTECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shi Qiu Chief Executive Officer 1330 Avenue of the Americas, Fl 33, New York, NY 10019 Tel: +1(949)-678-9653
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copies to:

Huan Lou, Esq.
Sichenzia Ross Ference LLP 1185 Avenue of the America, 31st Fl New York, NY 10036 Telephone: +1-212-930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 30, 2023

32,087,130 ordinary shares

Mercurity Fintech Holding Inc.

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 32,087,130 ordinary shares, par value US$0.004 per share, as further described below under “Prospectus Summary—Private Placements.”

The selling shareholders are identified in the table commencing on page 13. No ordinary shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders (see “Use of Proceeds”). The selling shareholders are offering their securities in order to create a public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the selling shareholders of the ordinary shares is not being underwritten by any investment bank. The selling shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale (see “Plan of Distribution”).

Our ordinary shares currently trade on the Nasdaq Capital Market, or NASDAQ, under the symbol “MFH.” The last reported closing price of our ordinary shares on May 24, 2023 was $1.78.

We are a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Mercurity Fintech Holding Inc. or “MFH Cayman” is not a Chinese operating company but a Cayman Islands holding company with our operations conducted through our U.S., Hong Kong and PRC subsidiaries. Under this holding company structure, investors are purchasing equity interests in MFH Cayman, a Cayman Islands holding company, and obtaining indirect ownership interests in our U.S., Hong Kong and Chinese operating companies. PRC regulatory authorities could decide to limit foreign ownership in our industry in the future, in which case there could be a risk that we would be unable to do business in China as we are currently structured. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of the ordinary shares you invest in may significantly decline or become worthless.

We are subject to legal and operational risks associated with having a significant portion of our operations in mainland China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and changes in Chinese laws and regulations. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. We do not believe that we are subject to the cybersecurity review by the CAC. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for our overseas listing or securities offering plan, nor have we (including any of our subsidiaries) received any inquiry, notice, warning or sanctions regarding our planned offering of securities from the CSRC or any other PRC governmental authorities. Also, as of the date of this prospectus, we do not believe we are in a monopolistic position in the industry in which we operate. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it remains uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that would require our Chinese subsidiaries to obtain regulatory approval from Chinese authorities before future offerings of securities in the U.S. These risks could result in a material change in our operations in China and potentially the value of our securities being registered herein for sale. The CSRC regulatory risks could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter market under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years. In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, reducing the period of time for foreign companies to comply with the PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China of the PRC, and (ii) Hong Kong; and such report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and China’s Ministry of Finance (the “PRC MOF”) in respect of cooperation on the oversight of PCAOB-registered public accounting firms based in Mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. Our auditor, Onestop Assurance PAC, is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in Mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations.

Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiary has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. For PRC and United States federal income tax considerations in connection with an investment in our shares, see “Taxation.”

Under our current corporate structure, to fund any liquidity requirements an entity in our corporate group may have, a subsidiary may rely on loans or payments from MFH Cayman and MFH Cayman may receive distributions or cash transfers from our subsidiaries. Additionally, the transfer of funds and assets between MFH Cayman and its subsidiaries is not subject to any Chinese currency exchange restrictions. As of the date of this prospectus, during the past two completed fiscal years, none of our subsidiaries has made any dividends or distributions to MFH Cayman and neither has MFH Cayman made any dividends or distributions to its shareholders or subsidiaries. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate any cash dividends will be paid in the foreseeable future. If MFH Cayman determines to pay dividends on any of its ordinary shares in the future, as a holding company, it may derive funds for such distribution from its own cash position or contributions from its subsidiaries. As of the date of this prospectus, during the past three completed fiscal years, no transfer of non-cash assets has occurred between MFH Cayman and any of its subsidiaries. As of the date of this prospectus, neither MFH Cayman nor its subsidiaries has a cash management policy. See “The Company–Cash Distribution” on page 9.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 11 to read about the factors you should consider before buying the Ordinary Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2023

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You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any of the selling shareholders have authorized anyone to provide you with different information. Neither we nor any of the selling shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” and the “Company” refer to Mercurity Fintech Holding Inc. and its wholly owned subsidiaries, Mercurity Fintech Technology Holding Inc., Mercurity Limited, Ucon Capital (HK) Limited, Beijing Lianji Future Technology Co., Ltd. and Chaince Securities, Inc.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The number of ordinary shares currently issued and outstanding is 46,538,116 as of May 9, 2023. No new shares are being issued by the Company pursuant to this offering.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 32,087,130 ordinary shares. If necessary, the specific manner in which the ordinary shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

•	“we,” “us,”, “company”, “our company,” or “our” refers to Mercurity Fintech Holding Inc. and its consolidated subsidiaries, including Mercurity Fintech Technology Holding Inc., Mercurity Limited, Ucon Capital (HK) Limited, Beijing Lianji Future Technology Co., Ltd. and Chaince Securities, Inc.;

•	“MFH Cayman” refers to Mercurity Fintech Holding Inc., the holding company of our group.

•	“MFH Tech” refers to Mercurity Fintech Technology Holding Inc., a wholly-owned subsidiary of MFH Cayman;

•	“Ucon” refers to Ucon Capital (HK) Limited, a subsidiary of the Company;

•	“ordinary shares” refer to our ordinary shares, par value US$0.004 per share;

•	“ADS” refers to our American depositary shares, each of which represented 360 ordinary shares before the mandatory exchange of the ADS for ordinary shares and removal of the ADR facility, effective February 28, 2023;

•	“ADR” refers to American depositary receipt, which was cancelled on February 28, 2023 upon termination of the ADR facility;

•	“VIEs” refers to (i) Mercurity (Beijing) Technology Co., Ltd, or Mercurity Beijing, and (ii) Beijing Lianji Technology Co., Ltd., or Lianji, which, together with Mercurity Beijing, were consolidated by us solely for accounting purposes as variable interest entities, and which have ceased to be our consolidated entities, following the termination of our VIE structure on January 15, 2022;

•	“Our WFOE” or “Lianji Future” refers to Beijing Lianji Future Technology Co., Ltd., our subsidiary in China that is a wholly foreign-owned enterprise;

•	“China” or “PRC” are to the People’s Republic of China, including Hong Kong and Macau; however the only time such jurisdictions are not included in the definition of PRC and China is when we reference to the specific laws that have been adopted by the PRC. The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. The term “Chinese” has a correlative meaning for the purpose of this prospectus;

•	“Renminbi” or “RMB” refers to the legal currency of China; and

•	“$,” “US$,” “dollar” or “U.S. dollar” refers to the legal currency of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Overview

Prior to July 2019, we provided integrated B2B services to food service suppliers and customers in China. In May 2019, we acquired Mercurity Limited and its subsidiaries and variable interest entity (“VIE”) to start blockchain technical services including developing digital asset transaction platforms and other solutions based on blockchain technologies.

On July 22, 2019, we divested our B2B services to food service suppliers and customers by selling all the issued and outstanding shares of New Admiral Limited, or New Admiral, our former wholly-owned subsidiary operating the B2B business, to Marvel Billion Development Limited, or Marvel Billion. After this divestment, we are no longer engaged in B2B services and our current principal business is focused on providing blockchain technical services. We design and develop digital asset transaction platforms based on blockchain technologies for customers to facilitate crypto asset trading and asset digitalization and provide supplemental services for such platforms, such as customized software development services, maintenance services and compliance support services.

In March 2020, we acquired NBpay Investment Limited and its subsidiaries and variable interest entity(“VIE”), a developer of asset transaction platform products based on blockchain technologies, to advance the blockchain technical services business.

In August 2021, we added cryptocurrency mining as one of our main businesses going forward. We entered into cryptocurrency mining pools by executing a business contract with a collective mining service provider on October 22, 2021 to provide computing power to the mining pool and derived USD$664,307 related revenue in 2021 and USD$783,089 related revenue in the first half of 2022.

Due to the extremely adverse regulatory measures taken by the Chinese government in 2021 in the field of digital currency production and transaction, our board of Directors decided on December 10, 2021 to divest the VIEs, which were the Chinese operating companies of the related business controlled through VIE agreements, and the divestiture of such VIEs was completed on January 15, 2022.

In late February 2022, Wei Zhu, our former acting Chief Financial Officer, former Co-Chief Executive Officer, and a former member and Co-Chairperson of the Board, and Minghao Li, a former member of the Board, were suspected of certain criminal offenses unrelated to our company’s operations and had been detained by the Economic Crime Investigation Detachment of Sheyang County Public Security Bureau, Yancheng City, Jiangsu Province, People’s Republic of China, leading to that our hardware cold wallet and all cryptocurrencies held by Wei Zhu were seized and impounded by the Public Security Bureau.

Due to the dismantling of the VIEs and the cessation of all business related to the digital asset transaction platforms, as well as the temporary difficulties brought to us by the incident that our cryptocurrencies were out of control, the original Chinese technical team also left in the first half of 2022, and we failed to rebuild the technical service team in the second half of 2022. As a result, our blockchain technical services business did not generate any revenue in 2022.

In July 2022, we added digital consultation services as one of our main businesses going forward, providing digital payment solutions, asset management, and a continued expansion into online and traditional brokerage services.

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On July 15, 2022, we incorporated Mercurity Fintech Technology Holding Inc.(“MFH Tech”) to develop distributed computing and storage services and digital consultation services. On August 23, 2022, MFH Tech signed a Consulting Agreement with a Chinese media company, pursuant to which MFH Tech will serve as an independent contractor in order to facilitate the Client to conduct its initial public offering, and derived USD$80,000 related revenue in 2022.

On December 15, 2022, we entered into an asset purchase agreement with Huangtong International Co., Ltd., providing for the acquisition and purchase of Web3 decentralized storage infrastructure, including cryptocurrency mining servers, cables, and other electronic devices, for an aggregate consideration of USD$5,980,000, payable in our ordinary shares. The investment is made with an aim to own mining machines capable of gathering, processing, and storing vast amounts of data, to advance the cryptocurrency mining business, and to further solidify us as a pioneer in the creation of the Web3 framework. On December 20, 2022, the assets began to be used for Filecoin mining operations and derived USD$348 related revenue in 2022.

On January 10, 2023, we entered into an asset purchase agreement with Jinhe Capital Limited, providing for the purchase of 5,000 Antminer S19 PRO Bitcoin mining machines, for an aggregate consideration of USD$9,000,000. We expect these machines will be delivered by July 10, 2023, and will be used for physical Bitcoin mining business. The S19 Pro offers cutting-edge technology and are the highest quality machines currently available on the market with increased speed, computing power and efficiency. The decision to purchase these machines was made with the intention of providing our Company with a competitive edge in the cryptocurrency mining sector, and an increase in revenue relative to cost, due to their efficiency and overall cost-effectiveness.

On January 28, 2023, we decided to write off NBpay Investment Limited and its subsidiaries, which had no meaningful assets or business nor employees. After the adjustment of the above corporate structure, we will utilize MFH Tech, the US subsidiary, as the operating entity of distributed computing and storage services (including cryptocurrency mining) and digital consultation services business, and will our Hong Kong and China subsidiaries as the operating entities of the blockchain technical services and digital consultation services business in the Asia-Pacific region, and we will establish a new technical services team in China.

On April 12, 2023, the Company completed the incorporation of another U.S. subsidiary, Chaince Securities, Inc., which plans to develop online and traditional brokerage services independently in the future. On May 3, 2023, Chaince Securities, Inc. entered into a Purchase and Sale Agreement for the acquisition of all assets and liabilities of J.V. Delaney & Associates, an investment advisory firm and licensed broker dealer.

Blockchain technical services

We provide digital asset trading infrastructure solutions based on internet and blockchain technologies to our customers. These services include, among others, (i) comprehensive solutions in connection with digital asset transactions, (ii) platform-based products, such as transaction facilitation systems, trading systems, account management systems, operation management systems and mobile applications, and (iii) a variety of supplemental services, such as customized software development services, maintenance services and compliance support services. We launched Version 2.0 of our asset trading platform in 2019 which has included enhancements to the functionality of Version 1.0 as well as new offerings of services and products for our customer on this platform. Our target customers for such trading platforms are mainly cryptocurrency traders, blockchain-based virtual communities, and liquidity providers. In 2019, we generated substantially all of our Revenue from selling our cryptocurrency asset trading platform and providing supplemental services to one customer who purchased this platform. However, due to changes in management and business team in 2021, we did not conclude any additional sales from this trading platform product in 2021. Due to the dismantling of the VIEs and the cessation of all business related to the digital asset transaction platforms, as well as the temporary difficulties brought to us by the incident that our cryptocurrencies were out of control, we did not conclude any related revenue in 2022.

We have developed an asset digitalization platform, which can provide blockchain-based digitalization solutions for traditional assets, such as fiat currencies, bonds and precious metals. These solutions include, among others, (i) standard process of white label asset tokenization, such as onboarding, compliance certification, asset custody and token issuance and asset redemption by token holders, (ii) comprehensive and customized solutions for asset tokenization, and (iii) blockchain-enabled smart contract management system, KYC and anti-money laundering compliance management system, trust audit management system and other products that can be purchased and used separately, as well as mobile applications. We launched Version 1.0 of our asset digitalization platform in 2019 to provide institutional customers with customized services and products. We are currently developing Version 2.0 of our asset digitalization platform. The core offerings of Version 2.0 will be SaaS platform products and application program interface or “API” services. The revenue from this product was US$122,343 during the year of 2021, generated by one of the VIEs which have been divested in 2022, and therefore these Revenue are classified under loss/income from discontinued operations in our audited consolidated financial statements for the year ended December 31, 2021. Due to the dismantling of the VIEs and the cessation of all business related to the digital asset transaction platforms, as well as the temporary difficulties brought to us by the incident that our cryptocurrencies were out of control, we did not conclude any related revenue in 2022.

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In November 2020, we launched an open, decentralized finance (DeFi) platform that designed to solve retail traders’ global problems of low liquidity and capital utilization, poor governance, token growth incentive deficiencies, and slow transaction speeds. However, due to changes of the business focus in 2021, the revenue from this DeFi platform was immaterial and we discontinued the development of such DeFi platform.

Cryptocurrency Mining

In August 2021, we added cryptocurrency mining as one of our main businesses going forward. Cryptocurrency mining is part of our distributed computing and storage services business.

We have entered into cryptocurrency mining pools by executing contracts with the mining pool operators or executing contracts with the sharing mining service providers to increase computing power or storage capacity to the mining pool. The contracts are terminable at any time by either party and our enforceable right to compensation only begins when we provide computing power or storage capacity to the mining pool operator. In exchange for providing computing power or storage capacity, we are entitled to a fractional share of the fixed digital asset awards the mining pool operator receives, for successfully adding blocks to the blockchain. Our fractional share is relative to the proportion of computing power or storage capacity we contribute to the mining pool operator toward the total computing power or storage capacity contributed by all mining pool participants in solving the current algorithm.

Providing computing power or storage capacity in digital asset transaction verification services is an output of our ordinary activities. The provision of such computing power or storage capacity is the only performance obligation in our contracts with mining pool operators or contracts with the sharing mining service providers. The transaction consideration we receive, if any, is noncash consideration, which we measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time we have earned the award from the pools. These considerations are all variable. Since significant reversals of cumulative revenue are possible given the nature of the assets, , the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component related to these transactions.

Fair value of the digital assets award received is determined using the quoted price of the related digital assets at the time of receipt. There is currently no specific definitive guidance under U.S. GAAP or alternative accounting framework for the accounting of digital assets either held or recognized as revenue, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, we may be required to change related policies, which could have an effect on our consolidated financial position and results from operations.

For the year ended December 31, 2022, we earned $783,090 in Bitcoin mining revenue from shared mining operations and $348 in Filecoin mining revenue from physical mining operations.

Consultation services

In July 2022, we added digital consultation services as one of our main businesses going forward, providing digital payment solutions, asset management, and a continued expansion into online and traditional brokerage services.

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Considering that the contents of different projects of our consultation service business varies greatly, we adopt the percentage-of-completion method to measure and recognize revenue for each consultation service project. The percentage-of-completion method recognizes income as work on a contract’s (or group of closely related contracts) progress. The recognition of Revenue and profits is generally related to costs incurred in providing the services required under the contract.

On August 23, 2022, we signed a Consulting Agreement with a Chinese media company, pursuant to which we will serve as an independent contractor in order to facilitate the Client to conduct its initial public offering. As of December 31, 2022, the project was approximately 50% on schedule and we recognized consultation service revenue of $80,000 for the year ended December 31, 2022 in line with the completion schedule and have plans to expand upon this business in the near future.

Private Placements

Our Company has entered into certain transactions with investors involving the issuance of our ordinary shares as consideration (the “Private Placements”).

Private Placement to Hexin Global Limited and others

Pursuant to a securities purchase agreement dated November 11, 2022, our Company closed a private investment in public equity (“PIPE”) financing with certain non-U.S. investors for gross proceeds of $3.15 million. Net proceeds from the PIPE financing are expected to be used to advance the Company’s business development activities for working capital and other general corporate purposes. Among other purposes, the Company intends to use part of the Proceeds to grow its cryptocurrency consultation services in the U.S., including obtaining the “BitLicense” from New York State Department of Financial Services for digital currency related activities, although the Company cannot provide any assurance on actually obtaining the “BitLicense” in the near future or at all. Pursuant to the securities purchase agreement and the warrants, our Company issued an aggregate of 2,423,076,922 units at a purchase price of $0.0013 per unit (pre-reverse split). Each unit shall consist of one ordinary share and three warrants, with each warrant entitling the investor to purchase one ordinary share at the exercise price of USD$ 1/180th per ordinary share subject to certain adjustments and conditions set forth therein. The warrants shall have a term of three years from the issuance date.

Following the completion of the above financing and at the date hereof, Hexin Global Limited has a beneficial interest in 5,769,231 of our ordinary shares, which are being registered for resale pursuant to this prospectus.

Private Placement to Ms. Hanqi Li and others

On November 30, 2022, our Company entered into a securities purchase agreement with two investors to offer and sell the Company’s units, each consisting of one ordinary share and three warrants for total gross proceeds of $5 million.

Among other purposes, our Company intends to use part of the proceeds to grow its cryptocurrency consultation services in the U.S., including obtaining the “BitLicense” from New York State Department of Financial Services for digital currency related activities although the Company cannot provide any assurance on actually obtaining the “BitLicense” in the near future or at all.

Pursuant to the agreement, our Company issued an aggregate of 3,676,470,589 units at a purchase price of $0.00136 per unit (pre-reverse split) for a total of approximately $5,000,000. Each unit shall consist of one ordinary share and three warrants, with each warrant entitling the investor to purchase one ordinary share at the exercise price of $1/360th per ordinary share subject to certain adjustments and conditions set forth therein. The warrants shall have a term of three years from the issuance date.

Further, on December 23, 2022, our Company entered into a securities purchase agreement with an accredited non-U.S. investor to offer and sell the Company’s units, each consisting of one ordinary share and three warrants for total gross proceeds of $5 million. The Company expects to use the net proceeds from the three rounds of PIPE financing to develop its Web3 and blockchain infrastructure, expand its consultation services, and pursue the licensure for cryptocurrency from New York State Department of Financial Services. Pursuant to this securities purchase agreement, our Company issued an aggregate of 4,545,454,546 units at a purchase price of $0.00110 per unit (pre-reverse split) for total gross proceeds of approximately $5,000,000. Each unit shall consist of one ordinary share and three warrants, with each warrant entitling the investor to purchase one ordinary share at the exercise price of $1/360th per ordinary share subject to certain adjustments and conditions set forth therein. The warrants shall have a term of three years from the issuance date.

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Following completion of the financings set out above and as at the date of this prospectus, as well as certain private sales undertaken by Ms. Hanqi Li to three separate buyers, Xin Rong Gan, Hailei Zhang and Hong Mei Zhou, Ms. Li has a beneficial interest in 7,229,579 of our ordinary shares, which are being registered for resale pursuant to this prospectus.

Private Placement to Huangtong International Co., Ltd.

On December 15, 2022, our Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Huangtong International Co., Ltd. (the “Huangtong International”), providing for the Company’s acquisition and purchase of Web3 decentralized storage infrastructure, including cryptocurrency mining servers, cables, and other electronic devices, for an aggregate consideration of $5,980,000, payable in the Company’s ordinary shares. The investment is made with an aim to own mining machines capable of gathering, processing, and storing vast amounts of data, and to further solidify the Company as a pioneer in the creation of the Web3 framework.

Pursuant to the Agreement, our Company would make the payment for the aforementioned equipment in the form of its ordinary shares, at a stipulated price of $0.0022 per share, in the aggregate amount of 2,718,181,818 shares (pre-reverse split). Following the completion of our share consolidation in 2023 and as at the date of this prospectus, Huangtong International now has a beneficial interest in 7,601,320 of our ordinary shares, which are being registered for resale pursuant to this prospectus. The ownership of the crypto-mining equipment has been passed to MFH after the Company successfully issued the Purchase Price Shares to Huangtong International. Huangtong International was responsible for the installation of all mining equipment at sites designated by the Company and will also undertake routine maintenance of the devices for one year.

Recent Regulatory Developments

We are subject to a wide variety of complex laws and regulations in the United States, PRC and other jurisdictions in which we operate. The laws and regulations govern many issues related to our business practices, including those regarding cryptocurrencies, cybersecurity, offering and listing of securities, monopolistic behaviours, consumer protection, intellectual property, product liability and disclosures, employee benefits, taxation and other matters.

These laws and regulations are constantly evolving and may be interpreted, applied, created, superseded, or amended in a manner that could harm our business. These changes may occur immediately or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state and local administrative agencies. As we expand our business into new markets or introduce new features or offerings into existing markets, regulatory bodies or courts may claim that we are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions. This section summarizes the certain regulations applicable to our business.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry.

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As of the date of this prospectus, we believe that none of our subsidiaries is currently required to obtain regulatory approvals or permissions from the CSRC, the CAC, or any other relevant PRC regulatory authorities for their business operations, our offering (including the sales of securities to foreign investors) and our listing in the U.S. under any existing PRC law, regulations or rules, nor have we received any inquiry, notice, warning, sanctions or regulatory objection to our business operations, our offering and listing in the U.S. from the CSRC, the CAC, or other PRC regulatory authorities.

On November 14, 2021, CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operator” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We are not an “operator of critical information infrastructure” or “large-scale data processor” as mentioned above.  However, PRC regulations relating to personal information protection and data protection, it has been clarified in the relevant provision that the processing of PRC individual’s personal information outside China will also under the jurisdiction of the PRC Personal Information Protection Law and if data processing outside China harms the national security, public interests or the rights and interests of citizens or organizations of the PRC, legal responsibilities will also be investigated. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remains uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review (2021 version) do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review (2021 version) become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review (2021 version), which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review (2021 version), our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”). The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to conduct any follow-on offering in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the completion of the offering. The required filing materials shall include but not limited to: filing report and relevant commitments and domestic legal opinions. The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

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As further advised by our PRC counsel, as of the date of the registration statement, no effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing or securities offering plans, nor has our Company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our overseas listing and offering of securities from the CSRC or any other PRC governmental authorities. We have filed the legal opinion of our PRC counsel as part of our SEC filing on Form F-1 as exhibit 5.2. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on us. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our Company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before conducting securities offerings in the U.S. It is possible that formal regulation will require companies listed outside the PRC which have/had PRC interests to submit registration or filings to CSRC retrospectively. If any of our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from PRC authorities to conduct securities offerings in the U.S., our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our ordinary shares may significantly decrease in value or become worthless.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter market under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years. In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, reducing the period of time for foreign companies to comply with the PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China of the PRC, and (ii) Hong Kong; and such report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and China’s Ministry of Finance (the “PRC MOF”) in respect of cooperation on the oversight of PCAOB-registered public accounting firms based in Mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. Our auditor, Onestop Assurance PAC, is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in Mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations.

Corporate Information

We were incorporated in incorporated in Cayman Islands on July 13, 2011. On December 28, 2016, the Company changed its name from Wowo Limited to JMU Limited. On April 30, 2020, the Company changed its name from JMU Limited to Mercurity Fintech Holding Inc. Our principal executive offices are located at 1330 Avenue of Americas, Fl 33, New York, 10019, United States and the telephone number at that address is +1(949)-678-9653. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein or therein. We have included our website address in this prospectus solely for informational purposes and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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The following diagram illustrates our corporate structure as of the date of this prospectus:

Cash Distribution

Under our current corporate structure, to fund any liquidity requirements an entity in our corporate group may have, our subsidiaries may rely on loans or payments from MFH Cayman and MFH Cayman may receive distributions or cash transfers from our subsidiaries. As of the date of this prospectus, there are no currency exchange restrictions or limitations imposed on the transfer of capital within our corporate structure, except that the transfers are subject to money laundering and anti-corruption rules and regulations. However, there is no guarantee that the applicable government will not promulgate new laws or regulations that may impose such restrictions on currency exchanges in the future. As of the date of this prospectus, during the past three completed fiscal years, some transfers of non-cash assets occurred between MFH Cayman and its subsidiaries, in which MFH Cayman repaid the debts of its PRC subsidiary, MFH Cayman advanced expenses for Ucon, MFH Cayman transferred fixed assets to MFH Tech and MFH Cayman collected money on behalf of its other subsidiaries. The following table illustrates the breakdown of the cash transfer within our organization for the year ended December 31, 2022:

Lender	Borrower	Amount Due
Mercurity Fintech Holding Inc.	Mercurity Fintech Technology Holding Inc.	$50,000

The following table illustrates the breakdown of our outstanding loans within our group as of December 31, 2022 (including the non-cash transfers of claims and obligations):

Lender	Borrower	Amount Due
Mercurity Fintech Holding Inc.	Mercurity Fintech Technology Holding Inc.	$62,000
Mercurity Fintech Holding Inc.	Ucon Capital (HK) Limited	$2,093,608
Mercurity Fintech Holding Inc.	Beijing Lianji Future Technology Co., Ltd	$743,855
Mercurity Limited	Mercurity Fintech Holding Inc.	$1,100,240

As of the date of this prospectus, neither MFH Cayman nor its subsidiaries has a cash management policy. During the past three completed fiscal years, none of MFH Cayman’s subsidiaries has paid dividends, made distributions, transferred cash or other assets by kind to MFH Cayman or its shareholders directly or indirectly. The current laws and regulations of the PRC on currency exchange requires registration with or approval from the SAFE for conversion of RMB into foreign currency and remission out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. However, there is no assurance that the Chinese government will not, in the future, intervene or impose restrictions or limitations on the Company’s ability to generate income out of mainland China and Hong Kong.

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As of the date of this prospectus, during the past two completed fiscal years, none of our subsidiaries has made any dividends or distributions to MFH Cayman, nor has MFH Cayman made any dividends or distributions to its shareholders. We intend to keep any future earnings to re-invest in and finance the expansion of our business. If MFH Cayman determines to pay dividends on any of its ordinary shares in the future, as a holding company, it may derive funds for such distribution from its own cash position or contributions from its subsidiaries.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 32,087,130 ordinary shares. All of the ordinary shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell their ordinary shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

Ordinary shares currently issued and outstanding	46,538,116 ordinary shares
Ordinary shares that will be issued and outstanding immediately after this offering	46,538,116 ordinary shares
Ordinary shares offered by the selling shareholders	Up to 32,087,130 ordinary shares
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders (see “Use of Proceeds”).

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Risk factors	You should read the “Risk Factors” section starting on page 11 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.
NASDAQ symbol	“MFH”

The number of ordinary shares currently issued and outstanding is 46,538,116 as of May 9, 2023. No new ordinary shares will be issued by our Company under this offering.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks described in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Current Reports on Form 6-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our ordinary shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our ordinary shares could decline and you could lose part or all of your investment.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs, and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

•	our planned level of revenues and capital expenditures;

•	our ability to market and sell our products and services;

•	our plans to continue to invest in research and development to develop technology for both existing and new products;

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•	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

•	our ability to maintain or protect the validity of our intellectual property and know-how;

•	our ability to retain key executive members;

•	our ability to internally develop and protect new inventions and intellectual property;

•	our ability to expose and educate the industry about the use of our services and products;

•	our expectations regarding our tax classifications;

•	interpretations of current laws and the passages of future laws; and

•	the impact of the COVID-19 pandemic and resulting government actions on us, our manufacturers, suppliers, and facilities.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

LISTING DETAILS

Our ordinary shares currently trade on NASDAQ under the symbol “MFH”. As of the date of this prospectus, our only listed class of securities are our ordinary shares. All of our ordinary shares, including those to be offered by the selling shareholders pursuant to this prospectus, have the same rights and privileges. For more information, see “Description of Share Capital and Governing Documents—Our Articles of Association—Ordinary shares”.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares will go to the selling shareholders.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our ordinary shares. We have no present plan to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any future determination to pay dividends will be made at the discretion of our board of directors subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend at a general meeting of our company, but no dividend may exceed the amount recommended by our board of directors. Our board of directors’ decision to declare and pay dividends may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, the amount of distributions, if any, received by us from our U.S., Hong Kong and PRC subsidiaries, our general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

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We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders, we will rely on dividends distributed by our US, Hong Kong and PRC subsidiaries. Certain payments from our PRC subsidiary to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in China currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Our PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Our PRC subsidiary may set aside a certain amount of its after-tax profits to other funds at its discretion. These reserve funds can only be used for specific purposes and are not transferable to the company’s parent in the form of loans, advances or dividends. See our annual report filed on Form 20-F with the SEC on April 25, 2023, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Governmental control of currency conversion could affect the value of our shares. We rely principally on dividends and other distributions on equity paid by our US, Hong Kong and PRC subsidiaries to fund any cash and financing requirements we might have. Any limitation on the ability of our US, Hong Kong and PRC subsidiaries to pay dividends to us could have an adverse effect on our ability to conduct our business.”

SELLING SHAREHOLDERS

The 32,087,130 ordinary shares being offered by the selling shareholders are the aggregate of ordinary shares previously issued to the selling shareholders in the closing of the Private Placements. For additional information regarding the Private Placements, see “Prospectus Summary—Private Placements”. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time.

Other than the relationships described herein, to our knowledge, the selling shareholders have not had any material relationship with us within the past three years.

Any selling shareholders that are affiliates of broker-dealers and any participating broker-dealers would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the selling shareholders listed below are broker-dealers or affiliates of broker-dealers.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares, as of May 9, 2023.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

Because the number of ordinary shares may be adjusted for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions, the number of ordinary shares that will actually be issued may be more or less than the number of ordinary shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus.

As explained below under “Plan of Distribution,” we have agreed with the selling shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

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Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage of Existing Ordinary Shares Prior to Offering(2)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)	Percentage of Equity Capital Immediately After Sale of Maximum Number of Shares in this Offering(2)
Hanqi Li(3)	28,918,312	42.4%	7,229,579	21,688,733	31.8%
Huangtong International Co., Ltd(4)	15,202,640	28.1%	7,601,320	7,601,320	14.0%
Hexin Global Limited(5)	23,076,924	36.1%	5,769,231	17,307,693	27.1%
Hailei Zhang(6)	9,120,000	17.1%	2,280,000	6,840,000	12.8%
Hong Mei Zhou(7)	18,428,000	30.5%	4,607,000	13,821,000	22.9%
Xin Rong Gan(8)	18,400,000	30.5%	4,600,000	13,800,000	22.9%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary shares subject to options or warrants currently exercisable, or exercisable within 60 days of May 9, 2023, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is calculated based on the total number of ordinary shares issued and outstanding, being 46,538,116 shares, as of May 9, 2023, together with the additional ordinary shares to be issued to the relevant selling shareholder upon exercise of warrants held.

(3)	Hanqi Li holds 7,229,579 ordinary shares and warrants which can be exercised to purchase up to 21,688,733 ordinary shares. The mailing address of Hanqi Li is Flat 35/F Tower 9, Grand Yoho, Yuen Long, Hong Kong.

(4)	Huangtong International Co., Ltd holds 7,601,320 ordinary shares and warrants held which can be exercised to purchase up to 7,601,320 ordinary shares. The mailing address of Huangtong International Co., Ltd is Room 1603, Shui On Centre, Wan Chai, Hong Kong.

(5)	Hexin Global Limited holds 5,769,231 ordinary shares and warrants which can be exercised to purchase up to 17,307,693 ordinary shares. The mailing address of Hexin Global Limited is 7/F, 15 Shelter Street, Causeway Bay, Hong Kong.

(6)	Hailei Zhang holds 2,280,000 ordinary shares and warrants which can be exercised to purchase up to 6,840,000 ordinary shares. The mailing address of Hailei Zhang is Room 1410, Unit 2, New Inter First Block, Zhongxing Fifth Road, Daya Bay, Huizhou City, Guangdong Province, China.

(7)	Hong Mei Zhou holds 4,607,000 ordinary shares and warrants which can be exercised to purchase up to 13,821,000 ordinary shares. The mailing address of Hong Mei Zhou is Building 6, State Veteran's Institute, No. 26, Mengla Road, Jinghong, Xishuangbanna Dai Autonomous Prefecture, Yunnan Province, China.

(8)	Xin Rong Gan holds 4,600,000 ordinary shares and warrants which can be exercised to purchase up to 13,800,000 ordinary shares. The mailing address of Xin Rong Gan is Room 2-204, Building 7, Jindaotian Jinzhou Garden, Luohu District, Shenzhen, Guangdong Province, China.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares previously issued, to permit the resale of these ordinary shares by the holders of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. Unlike an initial public offering, any resale by the selling shareholders of the ordinary shares is not being underwritten by any investment bank. We will bear all fees and expenses incident to our obligation to register the selling shareholders’ ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders affect such transactions by selling ordinary shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as an agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

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Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the Private Placements, estimated to be $125,566 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Private Placements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related Private Placements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Ordinary shares

General

As of April 5, 2023, our authorized share capital consisted of US$250,000 divided into 62,500,000 ordinary shares of US$0.004 each, of which 46,538,116 ordinary shares were issued and outstanding. All of our outstanding ordinary shares have been, or at the time of the Closing, will be, validly issued, fully paid, and non-assessable. Our ordinary shares are not redeemable and are not subject to any preemptive right.

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our fourth amended and restated memorandum and articles of association do not permit us to issue bearer shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and to the fourth amended and restated articles of association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

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Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded before or on the declaration of the result of the show of hands.

A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of votes cast attached to the ordinary shares in a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of ordinary shares

Subject to the restrictions contained in our fourth amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us or such other place at which the register of members is kept in accordance with Cayman Islands law, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the ordinary shares transferred are fully paid and free of any lien in favor of us;

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as the board may from time to time require is paid to us in respect thereof; and

•	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

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Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a) is or is likely to become unable to pay its debts; and

(b) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Liquidation

On a return of capital on winding up or otherwise (other than on redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on ordinary shares and Forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Share Repurchases

We are empowered under our fourth amended and restated memorandum of association to purchase our shares subject to the Companies Act and our fourth amended and restated articles of association. Our fourth amended and restated articles of association provide that this power is exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit subject to the Companies Act and, where applicable, the rules of the Nasdaq Global Market and the applicable regulatory authority.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders' meetings may be convened by our board of directors. Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our fourth amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than 30% of our voting share capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our fourth amended and restated articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least ten clear days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

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Retirement, Election and Removal of Directors

Unless otherwise determined by the members in the general meeting, our fourth amended and restated articles of association provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors. The shareholders may also by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an addition to the existing board of directors.

Any director appointed by the board of directors to fill a casual vacancy shall hold office for the remaining term of the director in whose place he is appointed and shall be eligible for re-election at the expiry of the said term.

Grounds for vacating a director

The office of a director shall be vacated if the director:

•	resigns his office by notice in writing delivered to us or tendered at a meeting of the board of directors;

•	becomes of unsound mind or dies;

•	without special leave of absence from the board of directors, is absent from meetings of the board of directors for six consecutive months and the board of directors resolves that his office be vacated;

•	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

•	is prohibited by law from being a director; or

•	ceases to be a director by virtue of any provisions of Cayman Islands law or is removed from office pursuant to the fourth amended and restated articles of association.

Proceedings of Board of Directors

Our fourth amended and restated articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be two directors.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (except for our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders). However, we will in our fourth amended and restated articles of association provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find More Information".

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Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	without prejudice to the powers of the board of directors under our articles of association, divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively and preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the board of directors may determine;

•	sub-divide our existing shares, or any of them into shares of a smaller amount; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein

(a)	the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the Older Companies Acts of England but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States.

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Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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Shareholders' Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a "fraud on the minority".

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our third amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our fourth amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors' Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

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In addition, directors of a Cayman Islands company must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests. However, this obligation may be varied by the company's articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board. Our fourth amended and restated memorandum and articles of association provides that a director with an interest (direct or indirect) in a contract or arrangement or proposed contract or arrangement with the company must declare the nature of his interest at the meeting of the board of directors at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the board of directors after he is or has become so interested.

A general notice may be given at a meeting of the board of directors to the effect that (i) the director is a member/officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing be made with that company or firm; or (ii) he is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing to the board of directors be made with a specified person who is connected with him, will be deemed sufficient declaration of interest. Following the disclosure being made pursuant to our fourth amended and restated memorandum and articles of association and subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of our company.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

There are no statutory requirements under Cayman Islands law allowing our shareholders to requisition a shareholders' meeting. However, under our fourth amended and restated articles of association, on the requisition of shareholders representing not less than 30% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. Our fourth amended and restated articles of association provides that we may (but shall not be obliged to) in each calendar year hold a general meeting as our annual general meeting.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our fourth amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

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Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fourth amended and restated articles of association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our fourth amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our fourth amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

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Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our fourth amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our fourth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fourth amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Directors' Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Preemptive Rights

The shareholders of our company do not have preemptive right.

Other Rights

Not applicable.

TAXATION

The following is a general summary of the material Cayman Islands, People’s Republic of China and U.S. federal income tax consequences relevant to an investment in our ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this annual report, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

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People’s Republic of China Taxation

Under the Enterprise Income Tax Law and the Regulations on the Implementation of the Enterprise Income Tax Law of the People’s Republic of China, enterprises established outside of China but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the applicable implementation regulations, “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. Substantially all of our management is currently based in China, and may remain in China in the future. If we are treated as a “resident enterprise” for PRC tax purposes, foreign enterprise holders of our ordinary shares may be subject to a 10% PRC income tax upon dividends payable by us and on gains realized on their sales or other dispositions of our ordinary shares. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Under the PRC enterprise income tax law, we could be classified as a ‘resident enterprise’ of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” In addition, gains derived by our non-PRC individual shareholders from the sale of our shares may be subject to a 20% PRC withholding tax. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is unclear either whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Material United States Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the ownership of our ordinary shares as of the date hereof. Except where noted, this summary deals only with ordinary shares held as capital assets for U.S. federal income tax purposes. As used herein, the term “United States Holder” or “U.S. Holders” means a beneficial owner of our ordinary share or ADS that is for United States federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of all of the U.S. federal income tax consequences, including those that may be applicable to U.S. Holders if you are subject to special treatment under the United States federal income tax laws, such as:

●	a broker-dealer in securities or currencies;

●	a bank or other financial institution;

●	a regulated investment company;

●	a real estate investment trust;

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●	an insurance company;

●	a pension plan;

●	a cooperative;

●	a tax-exempt organization (including a private foundation);

●	Certain former U.S. citizens or long-term residents;

●	a person holding our ordinary shares as part of a hedging, integrated or conversion transaction, a constructive or wash sale or a straddle;

●	a dealer or trader in securities that use the mark-to-market method of accounting;

●	a person who owns or is deemed to own 10% or more of our stock (by voter or value);

●	a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor therein);

●	a person whose “functional currency” for U.S. federal income tax purposes is not the United States dollar;

●	a person who acquires our ordinary shares through the exercise of an employee share option or otherwise as compensation; or

●	persons holding our ordinary shares in connection with a trade or business, permanent establishment, or fixed place of business outside the United States.

In addition, this discussion does not address any state, local, estate, gift, alternative minimum or non-United States tax considerations, special accounting rules under Section 451(b) of the Code or the Medicare contribution tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

The discussion below is based upon the provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions as of the date hereof. Such authorities may be interpreted differently, replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Such partnership or their partners should consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on our ordinary shares

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of any distributions on our ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in a U.S Holder’s gross income as ordinary income on the day actually or constructively received by the U.S Holder, in the case of the ordinary shares. Such dividends will not be eligible for the dividends received-deduction allowed to corporations under the Code.

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Dividends paid to certain non-corporate United States Holders may be taxable at preferential rates applicable to long-term capital gain if we are treated as a “qualified foreign corporation,” provided certain holding period requirements are met (as discussed below).A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares that are readily tradable on an established securities market in the United States. Our ordinary shares are listed on the Nasdaq Capital Market, and thus, pursuant to the United States Treasury Department guidance, our ordinary shares are treated as readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ordinary shares will meet the conditions required for the reduced tax rate.

A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we believe that we would be eligible for the benefits of the income tax treaty between the United States and the PRC (including any protocol thereunder), or the Treaty, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are readily tradable on an established securities market in the United States, would be eligible for the reduced tax rates. For a discussion regarding whether we may be classified as a PRC resident enterprise, see “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation.”

Even if dividends we pay on our ordinary shares would be treated as paid by a qualified foreign corporation, non-corporate U.S. Holders will not be eligible for the reduced tax rates if they do not hold our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or to the extent that such U.S. Holders elect to treat the dividend income as “investment income” under the Code. In addition, the tax rate reduction will not apply if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The U.S Holders should consult their tax advisors regarding the application of these rules in their particular circumstances.

Non-corporate U.S. Holders will not be eligible for the reduced tax rate on any dividends received from us if we are a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year.

In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid to the U.S. Holder with respect to our ordinary shares. See “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation.” In that case, PRC withholding taxes on dividends (limited, in the case of a U.S. holder who qualifies for the benefits of the Treaty, to the extent not exceeding the applicable dividend withholding rate under the Treaty) generally will be treated as foreign taxes eligible for credit against the U.S. Holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ordinary shares will be treated as foreign-source income and generally will constitute passive category income. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by a U.S. Holder on a subsequent disposition of the ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate our earnings and profits in accordance with United States federal income tax principles. Therefore, U.S. Holders should expect that a distribution generally will be treated as a dividend (as discussed above).

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Passive Foreign Investment Company

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, the U.S. Holder will generally be subject to the special tax rules discussed below, regardless of whether we remain a PFIC, except if the U.S. Holder makes a timely mark-to-market election discussed below.

These special tax rules generally apply to any “excess distribution” (generally any distribution paid during a taxable year to a U.S. Holder which is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares) we make to the U.S. Holder and any gain realized from a sale or other disposition of our ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S Holder’s holding period for the ordinary shares,

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC with respect to the U.S. Holder (each, a “pre-PFIC year”), will be treated as ordinary income, and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that taxable year; and.

●	the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-United States subsidiaries, including our VIEs, is also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the excess distribution rules discussed above, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock. “Marketable stock” is generally stock that is regularly traded on a qualified exchange.

If the U.S. Holder makes an effective mark-to-market election, which is generally effective for the taxable year for which the election is made and all subsequent taxable years, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of the ordinary shares held at the end of the taxable year over the adjusted tax basis in the ordinary shares, and (ii) deduct as an ordinary loss in each such taxable year the excess, if any, of the adjusted tax basis in the ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Any gain the U.S. Holder recognizes upon the sale or other disposition of its ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If we cease to be a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Instead of making a mark-to-market election, a U.S. investor in a PFIC may generally mitigate the adverse consequences of the excess distribution rules described above by electing to treat the PFIC as a “qualified electing fund” under the Code. However, we do not intend to provide the information necessary for U.S. Holders to make such an election.

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We expect to file annual reports on Form 20-F with the U.S. Securities and Exchange Commission in which we will indicate whether we believe we were a PFIC for the relevant taxable year. We do not intend to make any other annual determination or otherwise notify U.S. Holders regarding our status as a PFIC for any taxable year. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of holding our ordinary shares if we are a PFIC in any taxable year.

If a U.S. Holder owns (or is deemed to own) our ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual IRS Form 8621 or such other form as is required by the United States Treasury Department with respect to us. Taxation of Capital Gains

For U.S. federal income tax purposes, a U.S. Holder will generally recognize gain or loss on any sale or exchange of our ordinary shares in an amount equal to the difference between the amount realized for the ordinary shares and the U.S. Holder’s adjusted tax basis in the ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year. The deductibility of capital losses may be subject to limitations.

Any such gain or loss the U.S. Holder recognizes will generally be treated as United States source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if the U.S. Holder is eligible for the benefits of the Treaty, the U.S. Holder may elect to treat such gain as PRC source gain under the Treaty and, accordingly, the U.S. Holder may be able to credit the PRC tax against the U.S. Holder’s United States federal income tax liability. If the U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as PRC source, then the U.S. Holder generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The U.S. Holder will be eligible for the benefits of the Treaty if, for purposes of the Treaty, the U.S. Holder is a resident of the United States, and the U.S. Holder meets other factual requirements specified in the Treaty. Because qualification for the benefits of the Treaty is a fact-intensive inquiry which depends upon the particular circumstances of each investor, U.S. Holders are specifically urged to consult their tax advisors regarding their eligibility for the benefits of the Treaty and the availability of the foreign tax credit and the election to treat any gain as PRC source under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals (and under proposed regulations, certain entities) may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) on IRS Form 8938. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

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This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law concerning this offering will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Deheng Law Offices. Sichenzia Ross Ference LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Deheng Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of Onestop Assurance PAC and Shanghai Perfect C.P.A. Partnership respectively, each an independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$10,066
Printer fees and expenses	$35,000
Legal fees and expenses	$65,000
Accounting fees and expenses(1)	$10,500
Miscellaneous	$5,000
Total	$125,566

(1)	Including fees associated with incremental audit procedures for 2019-2021 required to comply with PCAOB standards.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

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However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A substantial portion of our operations are conducted through our PRC subsidiary in China. A substantial portion of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in a U.S. court (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which such judgment has been given, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, (v) is not inconsistent with a Cayman Islands judgment in respect of the same matter, and (vi) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

There is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law and PRC Law on the Application of Laws to Foreign-related Civil Relations, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to the PRC for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law and PRC Law on the Application of Laws to Foreign-related Civil Relations. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

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There is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this registration of the ordinary shares to be sold by the selling shareholders, or the Registration Statement. This prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are not currently subject to the information reporting requirements of the Exchange Act. In connection with when the Registration Statement is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and intend to submit to the SEC, on Form 6-K, unaudited interim financial information.

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We maintain a corporate website at https://mercurityfintech.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, and our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2022.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 25, 2023; and

•	the description of our ordinary shares contained in the exhibit 2.3 of our annual report on Form 20-F filed with the SEC on June 12, 2020), including any amendment or report filed for the purpose of updating such description.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at https://mercurityfintech.com/. You may also request a copy of these filings, at no cost, by writing to us at the following addresses:

Mercurity Fintech Holding Inc.

1330 Avenue of Americas, Fl 33,

New York, 10019, United State

Attention: Chief Financial Officer, Yukuan Zhang

Email: mike@mercurityfintech.com

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32,087,130 ordinary shares

Mercurity Fintech Holding Inc.

PROSPECTUS

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated memorandum and articles of association permit indemnification of officers and directors for the time being of the Company for all actions, costs, charges, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our fourth amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 1, 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On November 11, 2022, we entered into a Securities Purchase Agreement in connection with a private investment in public equity (the “PIPE”) financing with certain non-U.S. investors to offer and sell our units, each consisting of one ordinary share and three warrants for total gross proceeds of USD$3.15 million (the “First PIPE Proceeds”).

On November 30, 2022, we entered into a Securities Purchase Agreement with two investors to offer and sell our units, each consisting of one ordinary share and three warrants for total gross proceeds of USD$5 million (the “Second PIPE Proceeds”).

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On December 15, 2022, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Huangtong International Co., Ltd. (the “Vendor” or “Huangtong International”), providing for the acquisition of certain assets, for an aggregate consideration of USD$5,980,000, payable in our ordinary shares. Pursuant to the Asset Purchase Agreement, we completed payment for the acquired assets in the form of our ordinary shares (the “Purchase Price Shares”), at a stipulated price of USD$0.0022 per share, in the aggregate amount of 2,718,181,818 shares. We also issued Huangtong International certain amount of warrants, with an exercise price of USD$0.00167 per ordinary share, subject to certain conditions.

On December 23, 2022, we entered into a Securities Purchase Agreement in connection with a private investment in public equity (the “PIPE”) financing with an accredited non-U.S. investor to offer and sell our units, each consisting of one ordinary share and three warrants for total gross proceeds of USD$5 million.

On February 6, 2023, we entered into a Securities Purchase Agreement (“SPA”) with a non-U.S. investor (the “Purchaser”). Pursuant to the SPA, we issued the Purchaser an Unsecured Convertible Promissory Note with a face value of $9 million upon receiving the proceeds from the Purchaser on February 2, 2023. The Note shall bear non-compounding interest at a rate per annum equal to 5% from the date of issuance until repayment of the Note unless the Purchaser elects to convert the Note into ordinary shares. If the Purchaser does not elect to convert the Note, then the outstanding principal amount and all accrued but unpaid interest on the Note shall be due and payable upon the one-year anniversary of the Issuance Date of the Note (the “Maturity Date”). The Purchaser has the right to convert the outstanding balance under the Note into the Company’s ordinary shares (the “Conversion Shares”) at a per share price equal to $0.00172 (the “Conversion Share Price”) according to the terms and conditions of the Note. In addition, upon conversion of the Note, the Purchaser shall receive 100% warrant coverage equal to the number of Conversion Shares with the exercise price at the Conversion Share Price.

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Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
3.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to exhibit 1.1 of our annual report on Form 20-F filed with the SEC on June 12, 2020)
4.1	Description of Securities (incorporated by reference to exhibit 2.3 of our annual report on Form 20-F filed with the SEC on June 12, 2020)
4.2	Specimen Certificate for ordinary shares (incorporated by reference to exhibit 4.2 to our F-1 registration statement (File No. 333-201413) initially filed with the SEC on January 9, 2015)
5.1*	Legal opinion of Maples and Calder (Hong Kong) LLP
5.2*	Legal opinion of Deheng Law Offices
10.1+	Amended and Restated 2011 Share Incentive Plan (incorporated by reference to exhibit 10.1 to our S- 8 registration statement (File No. 333-206466) filed with the SEC on August 19, 2015)
10.2+	2020 Share Incentive Plan (incorporated by reference to Exhibit 4.2 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.3+	2021 Share Incentive Plan (incorporated by reference to exhibit 10.1 to our S- 8 registration statement (File No. 333-259774) filed with the SEC on September 24, 2021)
10.4+	2022 Share Incentive Plan (incorporated by reference to Exhibit 4.4 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.5	Share Purchase Agreement, dated as of September 2, 2021, by and between the Registrant and TEAO TECHNOLOGY CO., LIMITED, GUANRUI TECHNOLOGY CO., LIMITED and Xuan Ying Co., Ltd (incorporated by reference to Exhibit 4.7 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.6	Share Purchase Agreement, dated as of September 27, 2021, by and between the Registrant and Newlight X Ltd. (incorporated by reference to Exhibit 4.9 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.7	Share Purchase Agreement, dated as of September 27, 2021, by and between the Registrant and Castlewood Fintech Ltd. (incorporated by reference to Exhibit 4.10 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.8	Share Purchase Agreement, dated as of September 27, 2021, by and between the Registrant and Brighton Fintech Ltd. (incorporated by reference to Exhibit 4.11 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.9	English translation of Termination Agreement Re Existing Control Documents, dated as of January 15, 2022, by and among Beijing Lianji Future Technology Co., Ltd., Beijing Lianji Technology Co., Ltd. and the shareholders of Beijing Lianji Technology Co., Ltd. (incorporated by reference to exhibit 10.1 to current report on Form 6-K filed with the SEC on February 7, 2022)
10.10	English translation of Termination Agreement Re Existing Control Documents, dated as of January 15, 2022, by and among Beijing Lianji Future Technology Co., Ltd., Mercurity (Beijing) Technology Co., Ltd. and the shareholders of Mercurity (Beijing) Technology Co., Ltd. (incorporated by reference to exhibit 10.2 to current report on Form 6-K filed with the SEC on February 7, 2022)
10.11	Promissory note in the principal amount of up to USD$5,000,000 dated June 13, 2022 (incorporated by reference to exhibit 4.1 to current report on Form 6-K filed with the SEC on June 17, 2022)
10.12	Share Purchase Agreement, dated as of November 11, 2022 (incorporated by reference to Exhibit 4.12 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.13	Share Purchase Agreement, dated as of November 30, 2022 (incorporated by reference to Exhibit 4.13 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.14	Asset Purchase Agreement, dated as of December 15, 2022 (incorporated by reference to Exhibit 4.14 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.15	Share Purchase Agreement, dated as of December 23, 2022 (incorporated by reference to Exhibit 4.15 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.16	Securities Purchase Agreement dated as of January 31, 2023, for the issuance of an Unsecured Convertible Promissory Note (incorporated by reference to Exhibit 4.16 of the annual report on Form 20-F filed with the SEC on April 25, 2023)
10.17	The Chief Executive Officer Employment Agreement with Mercurity Fintech Holding Inc. (incorporated by reference to Exhibit 4.17 of the annual report on Form 20-F filed with the SEC on June 15, 2022)
10.18	The Chief Operating Officer Employment Agreement with Mercurity Fintech Holding Inc. (incorporated by reference to Exhibit 10.1 of Form 6-K filed with the SEC on October 18, 2022)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the annual report on Form 20-F filed with the SEC on April 25, 2023).
23.1*	Consent of Onestop Assurance PAC, independent registered public accounting firm.
23.2*	Consent of Shanghai Perfect C.P.A. Partnership
24.1*	Power of Attorney (included on signature page to the Registration Statement on Form F-1).
107*	Filing Fee Table

*	Filed herewith.

^	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Management contract or compensatory plan or arrangement.

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Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on May 30, 2023.

MERCURITY FINTECH HOLDING INC.

By:	/s/ Shi Qiu
Shi Qiu
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Mercurity Fintech Holding Inc. hereby constitute and appoint Shi Qiu with full power of substitution our true and lawful attorney-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shi Qiu	Chief Executive Officer and Director,	May 30, 2023
Shi Qiu	(Principal Executive Officer)

/s/ Lynn Alan Curtis	Chairperson of the Board of Directors	May 30, 2023
Lynn Alan Curtis

/s/ Daniel Kelly Kennedy	Director	May 30, 2023
Daniel Kelly Kennedy

/s/ Zheng Cui	Independent Director	May 30, 2023
Zheng Cui

/s/ Qian Sun	Chief Operating Officer and Director	May 30, 2023
Qian Sun

/s/ Hui Cheng	Independent Director	May 30, 2023
Hui Cheng

/s/ Xiang Qu	Independent Director	May 30, 2023
Xiang Qu

/s/ Er-Yi Toh	Independent Director	May 30, 2023
Er-Yi Toh

/s/ Cong Huang	Independent Director	May 30, 2023
Cong Huang

/s/ Keith Tan Jun Jie	Director	May 30, 2023
Keith Tan Jun Jie

/s/ Yukuan Zhang	Chief Financial Officer	May 30, 2023
Yukuan Zhang

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Mercurity Fintech Holding Inc., has signed this registration statement in New York, NY on May 30, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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